Exhibit 99

Eaton Reports Second Quarter Earnings Per Share of $1.39, Up 21 Percent Over Second Quarter of 2017 and Above High End of Guidance Range

Organic Sales Growth of 7 Percent in the Second Quarter

Earnings Guidance for 2018 Raised, Resulting in 14 Percent Earnings Per Share Growth at Midpoint of Guidance, Excluding the 2017 Gain on Eaton Cummins Joint Venture and the Income Related to the New U.S. Tax Bill

DUBLIN--(BUSINESS WIRE)--July 31, 2018--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.39 for the second quarter of 2018, an increase of 21 percent over the second quarter of 2017. Net income was $610 million, up 18 percent over the second quarter of 2017.

Sales in the second quarter of 2018 were $5.5 billion, up 7 percent over the same period in 2017. The sales increase consisted of 7 percent growth in organic sales and 1 percent increase from positive currency translation, partially offset by a negative 1 percent from the divestiture in 2017 of our share in a small electrical JV and also the formation of the Eaton Cummins JV.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a strong second quarter, with revenues and earnings per share coming in above the high end of the guidance we provided. Coming into the quarter, we expected organic sales would be up 5 percent. Our actual organic sales growth was 7 percent. The 7 percent organic growth was our highest quarterly rate of growth since the fourth quarter of 2011.

“Our segment margins in the second quarter were 17.0 percent, an all-time quarterly record, and also above the high end of our guidance. This represents a 140 basis point improvement over the second quarter of 2017,” said Arnold. “And despite a higher tax rate in the second quarter of 2018 than last year, our after-tax margin came in at 11.1 percent.

“Operating cash flow in the second quarter was $499 million, impacted by the growth of working capital needed to fund our rapid sales growth and as a result of pre-buying inventory to mitigate the impact of trade tariffs,” said Arnold. “Our full-year outlook for cash generation is unchanged from our prior forecast. We also continued to return substantial cash to our shareholders in the quarter, repurchasing $300 million of our shares. And we have repurchased $600 million of our shares over the first six months of the year.

“We now expect 2018 earnings per share to be between $5.20 and $5.40, up $0.10 from our prior guidance, representing at the midpoint a 14 percent increase over 2017, excluding the gain on the formation of the Eaton Cummins JV and the income arising from the new tax bill in 2017,” said Arnold. “For the third quarter of 2018, we anticipate earnings per share to be between $1.35 and $1.45.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, up 4 percent over the second quarter of 2017. Organic sales were up 3 percent and currency translation was positive 1 percent. Operating profits were $334 million, up 12 percent over the second quarter of 2017.

“Operating margins in the second quarter were 18.5 percent, 120 basis points over 2017 and a record for a second quarter,” said Arnold. “Orders in the second quarter were up 4 percent over the second quarter of 2017, driven by strength in both industrial and residential markets.”

Sales for the Electrical Systems and Services segment were $1.5 billion, up 7 percent over the second quarter of 2017. Organic sales were up 7 percent, currency translation was positive 1 percent, and the sale in 2017 of our stake in a small joint venture reduced sales by 1 percent. Operating profits were $227 million, up 17 percent over the second quarter of 2017.

“Operating margins were 15.0 percent, an improvement of 130 basis points over 2017,” said Arnold. “Orders in the second quarter were up 15 percent over the second quarter of 2017, led by strong growth in the Americas and Asia Pacific. We saw particular strength in large industrial projects and data centers. With the strong orders we have booked over the last nine months, we expect continued sales strength in the second half of the year.”

Hydraulics segment sales were $723 million, up 14 percent over the second quarter of 2017. Organic sales were up 13 percent and currency translation was positive 1 percent. Operating profits in the second quarter were $101 million, an increase of 36 percent over the second quarter of 2017.

“Operating margins in the quarter were 14.0 percent, an improvement of 230 basis points over 2017,” said Arnold. “Hydraulics orders in the second quarter of 2018 were down 1 percent from the second quarter of 2017, with strong growth in Asia Pacific and moderate growth in Americas offset by a decline in Europe. We believe the decline in European orders reflects our ability to now deliver to shorter lead times as a result of investments we have made in new capacity, making it unnecessary to place long-dated orders. Our backlog for the total business remains strong and is up 26 percent year-to-date.”

Aerospace segment sales were $463 million, up 6 percent over the second quarter of 2017, all coming from organic sales growth. Operating profits in the second quarter were a record $90 million, up 11 percent over the second quarter of 2017.

“Operating margins in the quarter were 19.4 percent, 90 basis points over 2017,” said Arnold. “Orders in the quarter were up 18 percent over the second quarter of 2017. We saw particular strength in orders for the commercial and military aftermarket, business jets, military fighters, and military rotorcraft.”

The Vehicle segment posted sales of $899 million, up 6 percent over the second quarter of 2017. Organic sales were up 11 percent partially offset by a negative 5 percent as a result of the formation of the Eaton Cummins joint venture in 2017. Operating profits in the second quarter were $166 million, up 18 percent over the second quarter of 2017.

“Operating margins in the quarter were 18.5 percent, an improvement of 180 basis points over 2017,” said Arnold. “We continue to forecast NAFTA Class 8 production in 2018 to be 295,000 units.”

eMobility segment sales were $83 million, up 15 percent over the second quarter of 2017. Organic sales were up 14 percent and currency translation was positive 1 percent. Operating profits in the second quarter were $14 million, up 8 percent over the second quarter of 2017. Operating margins in the quarter were 16.9 percent.

Eaton is a power management company with 2017 sales of $20.4 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 96,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning third quarter and full-year 2018 earnings per share, 2018 second half sales for the Electrical Systems and Services segment, and the 2018 NAFTA Class 8 truck market. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the six months ended June 30, 2018 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2018	2017	2018	2017
Net sales	$5,487	$5,132	$10,738	$9,980

Cost of products sold	3,671	3,448	7,244	6,755
Selling and administrative expense	901	891	1,790	1,767
Research and development expense	145	150	301	293
Interest expense - net	68	60	138	121
Other expense - net	8	11	6	5
Income before income taxes	694	572	1,259	1,039
Income tax expense	83	55	161	88
Net income	611	517	1,098	951
Less net income for noncontrolling interests	(1)	(1)	—	(1)
Net income attributable to Eaton ordinary shareholders	$610	$516	$1,098	$950

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.39	$1.15	$2.50	$2.11
Basic	1.40	1.16	2.51	2.12

Weighted-average number of ordinary shares outstanding
Diluted	437.3	448.6	439.5	449.8
Basic	435.2	446.3	437.0	447.5

Cash dividends declared per ordinary share	$0.66	$0.60	$1.32	$1.20

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$610	$516	$1,098	$950
Excluding acquisition integration charges (after-tax)	—	—	—	1
Adjusted earnings	$610	$516	$1,098	$951

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.39	$1.15	$2.50	$2.11
Excluding per share impact of acquisition integration charges (after-tax)	—	—	—	—
Adjusted earnings per ordinary share	$1.39	$1.15	$2.50	$2.11

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2018	2017	2018	2017
Net sales
Electrical Products	$1,806	$1,731	$3,538	$3,382
Electrical Systems and Services	1,513	1,414	2,894	2,747
Hydraulics	723	633	1,433	1,220
Aerospace	463	437	921	865
Vehicle	899	845	1,792	1,631
eMobility	83	72	160	135
Total net sales	$5,487	$5,132	$10,738	$9,980

Segment operating profit
Electrical Products	$334	$299	$641	$585
Electrical Systems and Services	227	194	394	349
Hydraulics	101	74	191	134
Aerospace	90	81	179	160
Vehicle	166	141	298	249
eMobility	14	13	25	24
Total segment operating profit	932	802	1,728	1,501

Corporate
Amortization of intangible assets	(96)	(96)	(194)	(190)
Interest expense - net	(68)	(60)	(138)	(121)
Pension and other postretirement benefits expense	1	(11)	(1)	(22)
Other corporate expense - net	(75)	(63)	(136)	(129)
Income before income taxes	694	572	1,259	1,039
Income tax expense	83	55	161	88
Net income	611	517	1,098	951
Less net income for noncontrolling interests	(1)	(1)	—	(1)
Net income attributable to Eaton ordinary shareholders	$610	$516	$1,098	$950

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
(In millions)
Assets
Current assets
Cash	$256	$561
Short-term investments	236	534
Accounts receivable - net	4,092	3,943
Inventory	2,753	2,620
Prepaid expenses and other current assets	576	679
Total current assets	7,913	8,337

Property, plant and equipment - net	3,462	3,502

Other noncurrent assets
Goodwill	13,427	13,568
Other intangible assets	5,050	5,265
Deferred income taxes	296	253
Other assets	1,717	1,698
Total assets	$31,865	$32,623

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$504	$6
Current portion of long-term debt	428	578
Accounts payable	2,192	2,166
Accrued compensation	353	453
Other current liabilities	1,910	1,872
Total current liabilities	5,387	5,075

Noncurrent liabilities
Long-term debt	6,753	7,167
Pension liabilities	1,174	1,226
Other postretirement benefits liabilities	354	362
Deferred income taxes	486	538
Other noncurrent liabilities	986	965
Total noncurrent liabilities	9,753	10,258

Shareholders’ equity
Eaton shareholders’ equity	16,690	17,253
Noncontrolling interests	35	37
Total equity	16,725	17,290
Total liabilities and equity	$31,865	$32,623

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2018 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit excluding
	Acquisition		Operating profit		acquisition integration
	integration charges		as reported		charges
	Three months ended June 30
	2018	2017	2018	2017	2018	2017
Business segment
Electrical Products	$—	$1	$334	$299	$334	$300
Electrical Systems and Services	—	—	227	194	227	194
Hydraulics	—	—	101	74	101	74
Aerospace	—	—	90	81	90	81
Vehicle	—	—	166	141	166	141
eMobility	—	—	14	13	14	13
Total business segments	—	1	$932	$802	$932	$803
Corporate	—	—
Total acquisition integration charges before income taxes	—	1
Income taxes	—	1
Total after income taxes	$—	$—
Per ordinary share - diluted	$—	$—

					Operating profit excluding
	Acquisition		Operating profit		acquisition integration
	integration charges		as reported		charges
	Six months ended June 30
	2018	2017	2018	2017	2018	2017
Business segment
Electrical Products	$—	$2	$641	$585	$641	$587
Electrical Systems and Services	—	—	394	349	394	349
Hydraulics	—	—	191	134	191	134
Aerospace	—	—	179	160	179	160
Vehicle	—	—	298	249	298	249
eMobility	—	—	25	24	25	24
Total business segments	—	2	$1,728	$1,501	$1,728	$1,503
Corporate	—	—
Total acquisition integration charges before income taxes	—	2
Income taxes	—	1
Total after income taxes	$—	$1
Per ordinary share - diluted	$—	$—

Business segment acquisition integration charges in 2017 related to the integration of Ephesus Lighting, Inc. (Ephesus), which was acquired in 2015. The charges associated with Ephesus were included in Selling and administrative expense. In Business Segment Information, the charges reduced Operating profit of the related business segment.

CONTACT:
Eaton Corporation plc
Kelly Jasko, +1 440-523-5304
Media Relations
kellymjasko@eaton.com
or
Don Bullock, +1 440-523-5127
Investor Relations